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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
SpeedFam-IPEC, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-92178, 333-68614, 333-66290, and 333-62384) of SpeedFam-IPEC, Inc.
and subsidiaries of our reports dated June 28, 2002, relating to the consolidated balance sheets of SpeedFam-IPEC, Inc. and subsidiaries as of June 1, 2002 and June 2, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three fiscal years in the period from June 1, 1999 to June 1, 2002, and related schedule, which reports appear in the June 1, 2002 annual report on Form 10-K of SpeedFam-IPEC, Inc and subsidiaries.

Chicago, Illinois
August 23, 2002